UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2007

Lincare Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19946	51-0331330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19387 U.S. 19 North, Clearwater, FL 33764

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 727-530-7700

(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Announcement of Offering of Two Series of Convertible Senior Debentures

On October 24, 2007, Lincare Holdings Inc., a Delaware Corporation (“Lincare”) issued a press release announcing that it intends to commence an offering, subject to market and other conditions, of $250 million principal amount (plus up to an additional $25 million solely to cover overallotments, if any) of Convertible Senior Debentures due 2037 – Series A and $250 million principal amount (plus up to an additional $25 million solely to cover overallotments, if any) of Convertible Senior Debentures due 2037 – Series B (collectively, the “Debentures”), in each case to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Lincare also announced that it intends to use up to approximately $150 million of the net proceeds from the issuance of the Debentures to acquire shares of its common stock concurrently with the offering and it may use additional proceeds for further stock repurchases following the offering. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Updated Risk Factors

Lincare also updated certain risk factors contained in its Form 10-K for the fiscal year ended December 31, 2006 filed on March 2, 2007. The updated risk factors are attached hereto as Exhibit 99.2 and are incorporated herein by reference.

Amendment to Stock Repurchase Formula

On October 23, 2007, Lincare’s board of directors amended the formula pursuant to which Lincare is permitted to repurchase shares of its common stock. Had the new formula been effective as of June 30, 2007 and assuming completion of the offering of the Debentures, $474.3 million (which includes the $150 million Lincare has indicated it intends to repurchase with the net proceeds of the offering) of Lincare common stock would have been eligible for repurchase in accordance with the formula.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release of Lincare Holdings Inc., dated October 24, 2007 relating to the offering of the Debentures.

99.2	Updated Risk Factors contained in Lincare Holdings Inc.’s Form 10-K for the fiscal year ended December 31, 2006 filed on March 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincare Holdings Inc.

By:	/s/ Paul G. Gabos
Paul G. Gabos
Chief Financial Officer, Treasurer and Secretary

October 24, 2007